March 4, 2019

TO:
All Stockholders
(Addressed Individually)

SUBJECT:            Report from the President

At the Bank

A Year of Strong Performance

Later this month, we will file the FHLBNY’s 2018 Form 10-K with the SEC, closing the book on 2018 for our cooperative. As we reported last month, your cooperative posted strong performance throughout 2018, with $560.5 million in net income, our second-highest results on a GAAP basis. Our advances came down from record levels in 2017, but we still finished the year at a strong level, with $105 billion in liquidity flowing through communities across our District. At year-end, our total assets stood at $144.4 billion, and during the year we grew our retained earnings by $147.8 million, further bolstering our balance sheet.

Our performance positioned us as a leader within the Federal Home Loan Bank System, which also performed well in 2018, with Systemwide net income growing by six percent for the year to a record $3.6 billion, and all 11 Federal Home Loan Banks reporting positive earnings. We earned the highest Return on Equity among the 11 Federal Home Loan Banks in 2018, our ratio of advances-to-assets at year-end was the second-highest in the System, and we had the third-highest levels of both advances and assets. The Federal Home Loan Banks ended 2018 was nearly $730 billion in advances being put to use by members across the nation.

FHLBNY Announces Fourth Quarter 2018 Dividend

The strength of our performance and the reliability of our franchise is also reflected in our quarterly dividend. On February 13, we announced a 6.90 percent (annualized) dividend for the fourth quarter of 2018. For the year, we returned $417.6 million in dividends paid from 2018 income to our members for a full-year dividend rate of 6.76 percent– a solid return on our members’ investment in the cooperative.

50th Round of Affordable Housing Program Opens

On February 25, we began accepting applications for our 2019 Round of AHP grant funding. This year marks the 50th round of AHP grants for the FHLBNY. Over the past three decades, we have supported 1,833 projects with more than $740 million in AHP grants, helping to create or preserve more than 87,000 units of affordable housing. The AHP is funded through our earnings, and the 2019 Round will consist of approximately $41 million in available grants. Our housing mission is central to our cooperative, and we are looking forward to celebrating this year’s AHP milestone with our members and housing partners throughout 2019.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.